SHARES PURCHASE AGREEMENT
--------------------------------------------------------------------------------

1

                            Shares Purchase Agreement




Seller        PANTEL  TAVKOZLESI  ES  KOMMUNIKACIOS  RT.  (REGISTRATION  NUMBER:
              01-10-043758, a Hungarian corporation with its principal place of 1113 BUDAPEST, BOCSKAI UT 134-146. HUNGARY ("the Seller")

Buyer EUROWEB INTERNATIONAL CORP., a Delaware corporation, (registered seat: 1065 Avenue of the Americas 21st Floor, New York, NY 10018; IRS NUMBER: 133696015) ("the Buyer")





 Transaction   o    Seller has a 51% ownership of a shares package of EUROWEB
                    HUNGARY RT., a Joint Stock Company (REGISTRATION NUMBER:
                    01-10-043569, a Hungarian corporation with its principal place of 1122 BUDAPEST, VAROSMAJOR U. 13. HUNGARY) incorporated under Hungarian law in 1 August 1997. (the
                    "Company"). The registered capital of the Company is HUF
                    76.000.000. (i.e. : seventy six million HUF), consisting of
                    760. (i.e. : seventy six hundred) shares, each with a nominal value of HUF 100.000. (i.e. : One hundred thousand
                    HUF). The shares are materialised ones and shall hereafter be referred to as "Shares".

               o The Seller has a 51% ownership of a shares package, which consisting of 388. (i.e. : three hundred eighty eight) shares, each with a nominal value of HUF 100.000. (i.e. :
                    One hundred thousand HUF)

               o The Buyer has the remaining 49% ownership of a shares package of the Company which consisting of 372. (i.e. : three hundred seventy two) shares, each with a nominal value of HUF 100.000. (i.e. : One hundred thousand HUF)

               o The Seller sells to the Buyer and the Buyer agrees to buy from the Seller shares representing 51% of the registered capital of the "Company" for a purchase price of EURO 4.252, 58 (i.e.: Four thousand two hundred fifty two and fifty eight percentage Euro) per share resulting in a total price of EURO 1.650.000. (i.e. : One million six hundred fifty thousand Euro).

               o The Purchase Price amounts to EURO 1.650.000. (i.e. : One million six hundred fifty thousand Euro) payable until the Closing Date. The Buyer's obligation to pay the Purchase Price is deemed fulfilled at the moment at which the respective amounts are credited to the account of the Seller. The Buyer shall bear all bank costs related to the bank transfer.

               o The Buyer is entitled to the 51% of the full dividend due in year 2003.


--------------------------------------------------------------------------------

Closing The Closing of the transaction that is the date on which the contract enters into force shall take place upon the fulfilment of all the following conditions:

               - The Buyer transfers the Purchase Price to the Bank account of the Seller. This obligation is deemed fulfilled at the moment at which the Purchase Price in the amount of
                    1.650.000. (i.e. : One million six hundred fifty thousand
                    Euro) are credited to the Seller's bank account,

               - the Seller declares in a separate written document, that according to its best knowledge, there being no material adverse changes in the assets or liabilities of the Company between the signature of the Letter of Intent and the Closing Date.

               - the Seller and the Company sign a Service Contract based on the Letter of Intent signed 15th January 2004. between them, until Closing Date, (The Letter of Intent is attached as Exhibit 4). according to the Buyer's Hungarian subsidiaries, (namely EuroWeb Hungary Rt., Neophone Rt., Freestart Kft.), guarantees to buy services from the Seller up to HUF
                    600.000.000. +VAT annually in the coming 3 years. The Parties sign a separate written Agreement for the case if the Company purchases services from the Seller under the Service Contract, in a values that is less then the contractually required amount, 25% of the difference must be paid to the Seller by the Buyer as penalty.

               - The Buyer obtain the requisite corporate power and authority to enter into and perform its obligation under the present Agreement,

               - The Seller obtain the PanTel's Board written approval to enter into and perform its obligation under the present Agreement,

               - According to the Chapter 7. of the Company's Deed of Foundation, the Seller obtain the Company's Board written approval to enter into and perform its obligation under the present Agreement,

               - The Buyer declares conducting and completing a diligent review of the books and records of the Company,


               - The Seller and Freestart Kft. amend the Service Contract nr.: 0002660 (Egyedi Elofizetoi Szerzodes) signed on 31 March 2003. according to the Letter of Intent signed by the Parties on 15 January 2004.

               - Freestart as debtor, the Seller as creditor and the Company as adpromissor sign the amendment of the Loan Agreement based on the Letter of Intent signed 15. Jan 2004. in front of a public notary.

               - Parties sign a separate written Agreement on the re-payment of HUF 245.000.000. (i.e. : Two hundred forty five million) plus the interest of that amount, the loan owed by Freestart Kft. based on the Letter of Intent signed 15 January 2004. between them, until Closing Date.,

               - The Company transfers 50% of the unpaid service fee of the leased line service provided by Pantel to the Company, which is HUF 46.500.000. HUF + 25% VAT (forty six million five hundred thousand forints). The Parties sign a separate written Agreement on the payment of the remaining
                    46.500.000. HUF + 25% VAT (forty six million five hundred thousand forints within 6 month from the signature of the present Agreement.

               -    The Seller endorse over the Shares to the Buyer.

               At the Closing, the Seller shall deliver to the Buyer the following documents duly signed:

               o The Transfer Certificate of the Shares for the transfer of the Shares to the Buyer and a new List of Shareholders in the form as attached in Exhibit 1;

               o The resignation letter of those Board members and Supervisory Board members of the Company who were appointed by the Seller.



               The Closing Date will happen February 2004.

--------------------------------------------------------------------------------
Due Diligence       Prior to the signing of this Agreement the Buyer conducted a due diligence to verify that the Company:



                    o is validly incorporated and existing under the laws of Hungary;

                    o    has an issued and fully paid capital amounting to HUF
                         76.000.000. (i.e. : seventy six million HUF), consisting of 760. (i.e. : seventy six hundred) shares, each with a nominal value of HUF 100.000. (i.e. : One hundred thousand Hungarian Forint);

                    o has prepared proper accounts as per December 31, 2003 and that these accounts have not been audited by the statutory auditor of the Company (Kpmg Hungaria) (Exhibit 2);

                    o has prepared proper interim non audited accounts as per 31st Jan, 2004 (Exhibit 3);

                    o is not bound by any material off-balance sheet liabilities as of the date of signing of the present agreement except for the penalty related to the purchase and resale of Inet Kft and as listed in
                         Exhibit 6.;

                    o    outstanding invoices according to Exhibit 6.; (Exhibit
                         6)

                    o    due debts according to Exhibit 6.; (Exhibit 6)

                    o    accruals according to Exhibit 6.; (Exhibit 6)

                    o    litigations according to Exhibit 6.; (Exhibit 6)

                    o    off balance sheet liabilities (Exhibit 6)

                    The Seller undertakes to send the audited proper accounts as per December 31, 2003. within two working days from the reception. Based on the statutory auditor's opinion the audited accounts will be prepared around 22 February 2004.

                    This due diligence has been performed to the satisfaction of the Buyer.


--------------------------------------------------------------------------------

Representations and    The Seller makes the following representations and
warranties of Seller   warranties on the date of this Agreement and acknowledges
                       entering into this Agreement in reliance of those representations and warranties:


                    - The Seller is a "Joint Stock Company" duly incorporated and validly existing under Laws of Hungary. The Seller has the power to carry on its respective business as it is being conducted.

                    - The obligations and liabilities expressed to be assumed by the Seller in the present Agreement - to which the Seller is a party - are subject to any general principles of the Hungarian law.


                    - To the Seller's best knowledge and belief, the entry into and the performance by the Seller of, and the Transaction contemplated by, the present Agreement - to which the Seller is a party - do not and will not conflict with:

                    1.1 any Hungarian law or regulation except other as stated otherwise in the present Agreement.

                    1.2 the constitutional documents of the Seller and/or the Company (including all the current and up-to-date documents such as the Articles of Association and register of shareholders); or

                    1.3 any agreement, contract, deed or instrument binding upon the Seller and/or the Company.

                    - The Company was duly incorporated under the laws of Hungary.

                    - The Company is authorised to carry out its current activities.

                    - Account books and corporate documents of the Company have been regularly maintained and give a true and fair view of its activities.

                    - The issued and fully paid capital of the Company amounts to 76.000.000. (i.e. : seventy six million Hungarian Forint).

                    - The Seller has full and unrestricted ownership of the 51 % of the Shares, which are free and clear of any liens, charges, pledges, attachments, security interests, rights of usufruct and encumbrances of any kind whatsoever on their free transferability, rights of third parties and in particular pre-emptive rights.

                    - To best knowledge of the Seller the Company's accounts non audited as per December 31st 2003. and non-audited as per 31 January , 2004 (Exhibits 2 and 3) present truly, completely and correctly the financial position, the assets, the properties and any and all liabilities and capital commitments and the results of operations of the Company as at the relevant date and contain no contingent debts, obligations or undertakings on the part of the Company which are not reflected in the Company's accounts.


                    - The 2003. dec 31. ADSL access costs figures of the Company are based on the actual invoices sent by Matav. The Seller undertakes no warranty that Matav will not invoice further amounts for 2003. ADSL access costs.

                    - The principal assets of the Company are accounted for in the books of the Company.

                    - To the best knowledge of the Seller, there is no material claim against the Company, except with respect to the listed items in Exhibit 4. No litigation is pending with any other third party.

                    - Except for what is shown in the accounts in Exhibits 2 and 3, all of the Company's statements and transfers to the financial tax and social security authorities have been performed within the statutory deadline.

                    - The Company has business shares and other shares or interest in the following companies:


                    - Freestart Kft. (The registered capital of this company is being raised by the Company.) Exhibit 7. contains a description about Freestart Kft.

                    - Neophone Rt. (This company is under selling procedure by the Company.) Exhibit 8. contains a description about Neophone Rt.

                    - As at the date of this Agreement, any written factual information provided by the Seller to the Buyer for the purposes of the present Transaction or otherwise in connection with this Agreement and/or otherwise in respect of the Seller's shares, was to the Seller's best knowledge and belief true and accurate in all material respects as at the date it was provided or as at the date (if any) at which such information as appropriate, is stated to be correct.

                    - As at the date of this Agreement, nothing has occurred or been omitted from the present Transaction and no information has been given or withheld that results in any material information being untrue or misleading in any material respect.

                    - To the best knowledge of the Seller, there is no material event or circumstance that has not been disclosed in writing which would reasonably expected to, if disclosed, have an adverse effect on the present transaction.

                    - To the best knowledge of the Seller, no undisclosed event and/or circumstance has occurred or arisen, including, without limitation, in respect of the Company's business or financial condition since the most recent financial statements were delivered, which gives, or which would reasonably be expected to give or rise to material adverse effect on the financial condition of the Company; and/or the ability of the Company to duly comply with, perform and other material obligations and liabilities to which the Company is a party.

                    - The Company has not taken any formal corporate action nor to the Seller's best knowledge and belief, having made reasonable enquires thereto, have any other formal steps been taken or legal proceedings been started or threatened in accordance with the procedures detailed in the Bankruptcy Act against the Company for the Company's bankruptcy, liquidation, winding-up or final accounting (in each case pursuant to the Bankruptcy
                         Act).

                    - Subject to any general principles of the Hungarian law and except with respect to the leasing agreements to which the Company is a party, no Encumbrance exists of, over all or any of the present or future assets of the Company.

                    - Prior transactions to the present Agreement will not result in the existence of nor will oblige the Company to create any Encumbrance over all or any of the Company's present or future assets.

                    - Except what is shown in the accounts in Exhibits 2 and 3 the Company has not received any other loan.

                    - The Company has not opened or does not operate or maintain any bank or similar account with any bank, credit institution, financial institution or other person other than with IEB Bank.

                    - The Tax Authority (APEH) currently audit the Company. The management of the Company got a pre audit from an independent expert and the Buyer is aware of this report and the possible liability for the Company.

                    The above representations and warranties are deemed to be made by the Seller by reference to the facts and circumstances then existing on the date of Closing of the present Agreement.



                    The Buyer is fully aware of the status of the Company due to the fact that the Buyer already owns 49% of the Shares of the Company, and consequently has full access to all the relevant information and the Buyer's representatives in the Company's Board took full participation in the making of the decisions

--------------------------------------------------------------------------------
Limits on
Warranty
Claims

       -    The Buyer acknowledges and agrees with the Seller that:

               (a) the Warranties are the only representations, warranties or other assurances of any kind given by or on behalf of the Seller and on which the Buyer may rely in entering into and performing this Agreement;

               (b) no other statement, promise or forecast made by or on behalf of the Seller may be relied on or form the basis of, or be pleaded in connection with, any claim by the Buyer under or in connection with this Agreement; and

               (c) at the time of entering into this Agreement it is not aware of any matter or event, or fact which is inconsistent with the Warranties or which would constitute a breach of any of them.

               - The liability of the Seller under or in respect of this Agreement shall be limited as follows:

               (a) any breach of the Warranties in respect of which the amount of the damages to which the Buyer would otherwise be entitled is less than Euro 10,000 (ten thousan Euro) will be disregarded for all purposes;

               (b) The Buyer shall not be entitled to recover any damages unless the amount of damages in respect of such breach or breaches, exceeds in aggregate the sum of Euro 25.000; and

               (c) the maximum aggregate liability of Seller in respect of this Agreement shall not exceed Euro 10% of the purchase price of EURO 1.650.000.

               -    The Buyer shall not be entitled to make any Warranty Claim:

               (a) to the extent that provision or allowance for the matter or liability which would otherwise give rise to the claim in question has been made in the Accounts for the financial years [2003 and 2004] or it is otherwise taken account of, or reflected in, the Accounts for the financial years [2003 and 2004];

               (b) in respect of anything arising directly from any transaction, matter or thing which were known by the Buyer or any of the Buyer's owner, or representatives;

               (c) if the claim would not have arisen but for a change in legislation announced or enacted on or after the date of this Agreement (whether relating to taxation, rates of taxation or otherwise) or the withdrawal after the date of this Agreement of any tax rulings of the Hungarian tax authority or other taxing authority (whether or not the change purports to be effective retrospectively in whole or in part);

               (d) to the extent that the claim arises as a result of any changes in the accounting policies or practices;

               (e) in respect of anything arising directly from any decision taken by the Board of the Company, when the board members delagated by the Seller had majority in the board of the Company.


               - The Seller shall cease to have any liability under or in respect of the Warranties on the date which is one (1) year after the Closing Date.

--------------------------------------------------------------------------------

Survival of         All representations and warranties and all claims with
representations     respect to such representations and warranties shall
and warranties      survive one (1) year after the Closing Date.

--------------------------------------------------------------------------------

Miscellaneous  -    This Shares Purchase Agreement shall be governed  by
                    and construed in accordance with the laws of Hungary.

               - The Parties agree that all disputes arising from or in connection with the present Agreement, the formal Purchase Documentation and all the agreements in connection to the transaction its breach, termination, validity or interpretation, shall fall within the exclusive competence of the Court of Arbitration attached to the Hungarian Chamber of Commerce and Industry, in accordance with its own Rules of Proceedings.

               - According to the strategic partnership between the Company and the Seller and the fact that the direct owner of Seller and the indirect owner of the Company is the same legal entity, the Buyer will be bound not let the Company or its affiliates where their interest is more than 25% to compete with the Seller in the future projects for telecommunication services to MOL Rt., MOL Foldgazszallito Rt. and their subsidiaries).

               - The Parties shall not disclose the existence and/ or any conditions of the present Agreement, or any information about it to any other third parties, except the competent authorities and its relevant corporate bodies without the prior written permission of the other party.

This Shares Purchase Agreement is made on ..................., 2004.

EuroWeb International                                PanTel Rt.



By:__________________                                By:____________________

Csaba Toro                                           Jan Mulder

Chief Executive Officer                              Chief Executive Officer